Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED BYLAWS OF
VINEYARD NATIONAL BANCORP

The undersigned, being the duly appointed and acting Secretary of Vineyard National Bancorp, a California corporation (the “Company”), hereby certifies that, pursuant to resolutions duly adopted by an action by unanimous written consent of the Company’s board of directors dated April 2, 2008:

1.            The third paragraph of Article II Section 2 of the Amended and Restated Bylaws of the Company was amended and restated in its entirety to read as follows:

“At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation.  To be timely for the annual meeting of shareholders to be held in 2008, a shareholder’s notice must be received by the Secretary of the corporation at least 120 days prior to the anniversary of the mailing of the previous year’s proxy materials.  To be timely for the annual meeting of shareholders to be held in 2009 and for each annual meeting of shareholders to be held thereafter, a shareholder’s notice must be received by the Secretary of the corporation no earlier than 120 days and not later than 60 days prior to the anniversary of the previous year’s annual meeting of shareholders.  Notwithstanding the foregoing, in the event the date for the current year’s annual meeting has changed more than 30 calendar days from the date on which the prior year’s annual meeting was held, then notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. For purposes of this Article II, Section 2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to shareholders. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on the corporation’s books, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section. The chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.”

2.            The third paragraph of Article III Section 3 of the Amended and Restated Bylaws of the Company was amended and restated in its entirety to read as follows:

“Only those persons who are nominated in accordance with the procedures set forth in this Section shall be eligible for election as directors to the Board of Directors. Nominations of persons for election to the Board of Directors may be made at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely for the annual meeting of shareholders to be held in 2008, the shareholder’s notice must be received by the Secretary of the corporation at least 120 days prior to the anniversary of the mailing of the previous year’s proxy materials.  To be timely for the annual meeting of shareholders to be held in 2009 and for each annual meeting of shareholders to be held thereafter, the shareholder’s notice must be received by the Secretary of the corporation no earlier than 120 days and not later than 60 days prior to the anniversary of the previous year’s annual meeting of shareholders.  Notwithstanding the foregoing, in the event the date for the current year’s annual meeting has changed more than 30 calendar days from the date on which the prior year’s annual meeting was held, then notice must be received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. For purposes of this Article III, Section 3, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or furnished to shareholders.”

Date:  April 2, 2008

            /s/ Donald H. Pelgrim, Jr.
           Donald H. Pelgrim, Jr., Secretary